EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
SJW Group:

We consent to the use of our report dated February 25, 2016, with respect to the consolidated balance sheets of SJW Corp. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, changes in shareholder’s equity , and cash flows for each of the years in the three-year period ended December 31, 2015, the financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

/s/ KPMG LLP
Santa Clara, California
November 15, 2016